Exhibit 99.1

The following information with respect to Great Lakes Dredge & Dock Corporation, which has not been previously reported, is being furnished to the Securities and Exchange Commission in connection with an offering pursuant to which the information will be disclosed to prospective private placement purchasers.

Unless indicated otherwise or the context otherwise requires, herein the words “Great Lakes,” “we,” “us,” “our,” and “the Company” refer to Great Lakes Dredge & Dock Corporation and its subsidiaries.

SUMMARY INFORMATION

Our Company

Great Lakes is the largest provider of dredging services in the United States and is the only U.S. dredging service provider with significant international operations. The Company was founded in 1890 as Lydon & Drews Partnership and performed its first project in Chicago, Illinois. The Company changed its name to Great Lakes Dredge & Dock Company in 1905 and was involved in a number of marine construction and landfill projects along the Chicago lakefront and in the surrounding Great Lakes region. Great Lakes now provides dredging services in the East, West, and Gulf Coasts of the United States and worldwide. The Company is also a major provider of environmental and remediation services in the Northeast, Midwest and Western U.S. areas. The Company operates in four operating segments that, through aggregation, comprise two reportable segments:

•	Dredging Operations – dredging services provided in the U.S. and internationally; and

•	Environmental & Remediation Operations – soil, water and sediment environmental remediation.

Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. Domestically, our work generally is performed in coastal waterways and deep water ports. The U.S. dredging market consists of four primary types of work: capital, coastal protection, maintenance and rivers & lakes. Dredging services represented approximately 85% of our revenues for the latest twelve months ended September 30, 2014, which we refer to as the “LTM period.” The dredging industry’s customers include federal, state and local governments, foreign governments and both domestic and foreign private concerns, such as utilities, oil and other energy companies. The Company’s largest domestic dredging customer is the U.S. Army Corps of Engineers (the “Corps”), which has responsibility for federally funded projects related to navigation and flood control of U.S. waterways. In the first nine months of 2014, the Company’s dredging revenues earned from contracts with federal government agencies, including the Corps as well as other federal entities such as the U.S. Coast Guard and the U.S. Navy, were approximately 76% of dredging revenues, an increase compared to the Company’s prior three year average of 59%. Management expects several key factors to present additional future growth opportunities within the dredging market, including (i) deepening of key U.S. ports in accordance with continual expansion plans to allow such ports to better compete for international trade, (ii) ongoing and expanding Gulf coast restoration projects, as well as other coastal protection projects, (iii) ongoing maintenance projects at key ports and other waterways throughout the U.S., (iv) growth in demand for transportation of energy worldwide, which has driven the need for dredging to support new terminals, harbors, channels and pipelines, and (v) anticipated infrastructure expansion in the Middle East region as a result of substantial income from oil revenues and significant real estate development. We estimate that the aggregate impact of these potential drivers could meaningfully increase the overall annual expenditures on dredging and related services, especially in the domestic market.

A cornerstone of our future growth plans in the dredging market is the investment we have made in the development of a new articulated tug & barge (“ATB”) trailing suction hopper dredge. We believe the combined 15,000 cubic-yard capacity of the barge and 14,000 horsepower tug will comprise the largest hopper dredge in the United States and will enable the Company to improve its overall cost position. We have engaged Eastern Shipbuilding Group of Panama City, FL with the construction of the vessel, which is expected to be complete in 2016 at a total cost of approximately $140 million. As of September 30, 2014 we have incurred approximately $41.6 million in construction costs.

In addition to dredging, through our environmental & remediation segment, we provide specialty contracting services such as environmental remediation, industrial cleaning, hazardous materials abatement and other remediation services. Remediation involves the retrieval and removal of contamination from an environment through the use of separation techniques or disposal based on the quantity and severity of the contamination. The Company had historically provided certain environmental remediation services in conjunction with its demolition business, which we divested in April 2014. In 2012 the Company acquired focused environmental remediation skillsets through its acquisition of Terra Contracting, LLC, whose business is now conducted through Terra

Contracting Services, LLC (“Terra”), a respected provider of a wide variety of essential services for environmental, maintenance and infrastructure-related applications headquartered in Kalamazoo, Michigan. In November 2014, the Company augmented its environmental & remediation capacity with the acquisition of Magnus Pacific Corporation (“Magnus”), a leading provider of geotechnical and environmental solutions in the Western United States headquartered outside of Sacramento and with regional offices in Dallas, Denver and Seattle. Our recent acquisition of Magnus expands the geographic footprint of our environmental operations to include the U.S. West Coast and broadens our suite of services to include geotechnical capabilities and other environmental solutions.

We also expect several key factors to present additional future growth opportunities within the environmental & remediation market, including (i) the aging of both public and private U.S. infrastructure in the transportation, industrial, oil & gas, and utility sectors, (ii) the expansion of domestic energy investments from the extraction of shale gas and broad utilization of fracking technology, leading to additional investment in midstream and downstream infrastructure, (iii) changes in government regulation that focus on soil and water quality, and (iv) increased focus by the public on environmental issues in light of events like the 2010 Gulf Coast oil spill.

Environmental & remediation services represented approximately 15% of our revenues for the LTM period. Environmental & remediation customers include general contractors, corporations, Superfund potentially responsible parties, environmental engineering and construction firms that commission projects and state and local government agencies. Management expects that increasing requirements for environmental and remediation services imposed by the Environmental Protection Agency and several state agencies, as a result of growing awareness of the environmental hazards posed by the release of regulated pollutants into waterways and other bodies of water, will drive future growth opportunities within the environmental & remediation market.

Our revenues and Adjusted EBITDA from continuing operations (as defined below under “—Reconciliations”) for the LTM period were $777.6 million and $70.3 million, respectively. As of December 31, 2013, our contract backlog totaled approximately $543 million. Along with achieving significant revenue growth, we also have enhanced profitability through a focus on improving utilization rates and operating efficiencies. We believe there is additional opportunity to further increase profitability as we continue to grow and diversify our business. As of September 30, 2014, our contract backlog totaled approximately $471 million, excluding Magnus. For a reconciliation of Adjusted EBITDA from continuing operations to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation, as well as the reason the Company’s management believes that this measure provides useful information to investors regarding the Company’s financial condition and results of operations, see “—Reconciliations” below.

Business Segments

Dredging Operations (approximately $662.8 million for LTM period, or 85% of LTM period revenues)

Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. Domestically, our work generally is performed in coastal waterways and deep water ports. The U.S. dredging market consists of four primary types of work: capital, coastal protection, maintenance and rivers & lakes. The Company’s bid market is defined as the aggregate dollar value of domestic dredging projects on which the Company bid or could have bid if not for capacity constraints or other considerations (“bid market”). The annual bid market for domestic capital, coastal protection, maintenance and rivers & lakes dredging from 2011 through 2013 averaged $349 million, $319 million, $355 million and $62 million, respectively. The Company experienced an average combined bid market share in the U.S. of 46% from 2011 through 2013, including 46%, 58%, 33% and 50% of the domestic capital, coastal protection, maintenance and rivers & lakes sectors, respectively.

Over its 124-year history, the Company has grown to be a leader in capital, coastal protection and maintenance dredging in the U.S. and is one of the oldest and most experienced dredging companies in the United States. In addition, the Company is the only U.S. dredging service provider with significant international operations. Foreign dredging operations accounted for 18% of our dredging revenues for the first nine months of 2014, in line with the Company’s prior three year average of 18%. The Company’s foreign projects are typically categorized in the capital work type, but are not included in the aforementioned bid market.

Capital (domestic is approximately 24% of LTM period dredging revenues). Capital dredging consists primarily of port expansion projects, which involve the deepening of channels to allow access by larger, deeper draft ships and the provision of land fill used to expand port facilities. In addition to port work, capital projects also include land reclamations, trench digging for pipelines, tunnels and cables, and other dredging related to the construction of breakwaters, jetties, canals and other marine structures. Although capital work can be impacted by budgetary constraints and economic conditions, these projects typically generate a long-term economic benefit to the ports and surrounding communities.

Foreign (approximately 18% of LTM period dredging revenues). Foreign capital projects typically involve land reclamations, channel deepening and port infrastructure development. The Company targets foreign opportunities that are well suited to the Company’s equipment and where it faces reduced competition from its European competitors. Maintaining a presence in foreign markets has enabled the Company to diversify its customer base and take advantage of differences in global economic development. Over the last ten years, the Company has performed dredging work in the Middle East, Africa, India, Australia, the Caribbean and Central and South America. Most recently, the Company has focused its efforts on opportunities in Australia, the Middle East and South America.

Coastal protection (approximately 34% of LTM period dredging revenues). Coastal protection was previously referred to as beach nourishment. Coastal protection is a more accurate description of this important dredging work that protects valuable infrastructure along the coast lines. Coastal protection projects generally involve moving sand from the ocean floor to shoreline locations where erosion threatens shoreline assets. Beach erosion is a continuous problem that has intensified with the rise in coastal development and has become an important issue for state and local governments concerned with protecting beachfront tourism and real estate. Coastal protection via beach nourishment is often viewed as a better response to erosion than trapping sand through the use of sea walls and jetties, or relocating buildings and other assets away from the shoreline. Generally, coastal protection projects take place during the fall and winter months to minimize interference with bird and marine life migration and breeding patterns and coastal recreation activities.

Maintenance (approximately 19% of LTM period dredging revenues). Maintenance dredging consists of the re-dredging of previously deepened waterways and harbors to remove silt, sand and other accumulated sediments. Due to natural sedimentation, most channels generally require maintenance dredging every one to three years, thus creating a recurring source of dredging work that is typically non-deferrable if optimal navigability is to be maintained. In addition, severe weather such as hurricanes, flooding and droughts can also cause the accumulation of sediments and drive the need for maintenance dredging.

Rivers & lakes (approximately 5% of LTM period dredging revenues). Domestic rivers and lakes dredging and related operations typically consist of lake and river dredging, inland levee and construction dredging, environmental restoration and habitat improvement and other marine construction projects. Although the Mississippi River has a large source of projects on which the Company bids, certain dredges used on these projects are more portable and able to be transported to take advantage of the fragmented market. Generally, inland river and lake projects in the northern U.S. take place in non-winter months because frozen waterways significantly reduce the Company’s ability to operate and transport its equipment in the relevant geographies.

The Company’s fleet of 32 dredges, of which nine are deployed internationally, 19 material transportation barges, two drillboats, and numerous other support vessels is the largest and most diverse fleet of any U.S. dredging company. For the dredging segment, the Company’s fleet of dredging equipment can be utilized on one or many types of work and in various geographic locations. This flexible approach to the Company’s fleet utilization, driven by the project scope and equipment, enables us to move equipment in response to changes in demand for dredging services to take advantage of the most attractive opportunities.

The dredging industry’s customers include federal, state and local governments, foreign governments and both domestic and foreign private concerns, such as utilities, oil and other energy companies. Most dredging projects are competitively bid, with the award going to the lowest qualified bidder. Customers generally have few economical alternatives to dredging services. The Corps is the largest dredging customer in the U.S. and has responsibility for federally funded projects related to navigation and flood control. In addition, the U.S. Coast Guard and the U.S. Navy are responsible for awarding federal contracts with respect to their own facilities. In the LTM period, approximately 71% of the Company’s dredging revenues were generated from approximately 49 different contracts with federal agencies or third parties operating under contracts with federal agencies.

Dredging Demand Drivers

The Company believes that the following factors are important drivers of the demand for its dredging services:

•	Deep port capital projects. Most U.S. ports have expansion plans that include deepening and widening in order to better compete for international trade. International trade, particularly in the intermodal container shipping business, is undergoing significant change as a result of the Panama Canal expansion. Many shipping lines have announced plans to deploy larger ships which, due to the channel dimension requirements, currently would not be able to use many U.S. ports. Miami has begun deepening its port channels to accommodate the larger vessels. This is expected to put more pressure on U.S. ports such as Savannah, Jacksonville and Charleston to deepen in order to remain competitive. In addition, the ports of Los Angeles and Long Beach are resuming expansion efforts to remain competitive with deepened East Coast ports. In addition, the Water Resources Reform and Development Act (WRRDA) was signed in the second quarter of 2014 which authorized the Corps to begin dredging to deepen the Savannah River channel as well as initiate studies to deepen the ports of Jacksonville, Boston and others in the Gulf Coast. The Company views the bill as a positive catalyst for the domestic dredging industry as it authorizes over thirty major projects for the Corps. The Company believes that port deepening and expansion work authorized under current and anticipated future legislation will continue to provide significant opportunities for the domestic dredging industry.

•	Substantial need for coastal protection. Beach erosion is a recurring problem due to the normal ebb and flow of coastlines as well as the effects of severe storm activity. Growing populations in coastal communities and vital beach tourism are drawing attention to the importance of protecting beachfront assets. Over the past few years, domestically both the federal government and state and local entities have funded beach work recognizing the essential role these natural barriers play in absorbing storm energy and protecting public and private property. Superstorm Sandy has highlighted the need for projects that clear the navigation channels, renourish damaged beaches and mitigate shore erosion from future storms. The annual bid market for coastal protection from 2011 through 2013 averaged $319 million.

•	Gulf coast restoration. There has been continued focus on restoring the barrier islands and wetlands that provide natural protection from storms in the Gulf Coast area. Many restoration projects have commenced to repair coastal areas. Several additional projects are being planned by state and local governments to restore natural barriers. The State of Louisiana has completed a master plan calling for a $50 billion investment in its coastal infrastructure, with a significant portion involving dredging. The annual bid market for domestic capital dredging, which includes deep port capital dredging and Gulf Coast restoration, averaged $349 million from 2011 through 2013.

•	Required maintenance of U.S. ports. The channels and waterways leading to U.S. ports have stated depths on which shippers rely when entering those ports. Due to naturally occurring sedimentation and severe weather, active channels require maintenance dredging to ensure that stated depths are at authorized levels. Consequently, the need to maintain channel depth creates a recurring source of dredging work that is non-deferrable if optimal navigability is to be preserved. The Corps is responsible for federally funded projects related to navigation and flood control of U.S. waterways. The maritime industry, including the ports, has repeatedly advocated for congressional efforts to ensure that a fully funded, recurring maintenance program is in place. The previously mentioned Water Resources Reform and Development Act calls for full use of the Harbor Maintenance Trust Fund for maintenance of ports and waterways within 10 years. With the mandate to utilize the taxes collected on imports to U.S. ports for their intended purpose of maintaining future access to the waterways and ports that support our nation’s economy, the Company expects the Corps to substantially increase the projects let to bid for maintenance projects in 2015 and beyond. The annual bid market for maintenance dredging from 2011 through 2013 averaged $355 million.

•	Need to maintain safe navigability of the U.S. river system. There are over 12 thousand miles of commercially navigable inland waterways that move more than 566 million tons of commercial goods. Transportation by barge requires less energy, and therefore is both better for the environment, as well as costs less, to move cargo than transportation by airplane, railcar or truck. Many industries rely on safe navigability of U.S. inland waterways as a primary means to transport goods and commodities such as coal, chemicals, petroleum, minerals, stones, metals and agricultural products. Natural sedimentation and other circumstances require that the inland waterway system be periodically dredged so that it can be used as intended. The Corps recognizes the need to maintain the safe navigability of U.S. waterways. The annual bid market for rivers & lakes dredging from 2011 through 2013 averaged $62 million.

•	Domestic and international energy transportation. The growth in demand for transportation of energy worldwide has driven the need for dredging to support new terminals, harbors, channels and pipelines. Great Lakes has deployed vessels to create new berths for liquid natural gas (“LNG”) terminals being developed to export abundant energy resources from the west coast of Australia. We are also deepening the Freeport Harbor Ship Channel in Texas, which is being sponsored by Freeport LNG. Future global energy demand will necessitate improvements in the infrastructure base around sources of rich resources and countries that import global energy.

•	Middle East market. Over the past ten years, the Middle East has been a strong market for dredging services. With substantial income from oil revenues and significant real estate development, these countries have been undergoing extensive infrastructure expansion.

Environmental & Remediation Operations (approximately $120.8 million for LTM period, or 15% of LTM period revenues)

The environmental & remediation segment provides soil, water and sediment environmental remediation for the municipal and private party markets. Remediation involves the retrieval and removal of contamination from an environment through the use of separation techniques or disposal based on the quantity and severity of the contamination. The Company had historically provided certain environmental remediation services in conjunction with its demolition business, which we divested in April 2014. The Company added additional environmental remediation skillsets through its acquisition of Terra in December 2012 and Magnus in November 2014. Besides environmental remediation, the environmental & remediation segment performs industrial cleaning, abatement services and hazardous waste removal. Our recent acquisition of Magnus expands the geographic footprint of our environmental operations to include the U.S. West Coast and broadens our suite of services to include geotechnical capabilities and other environmental solutions.

The environmental & remediation segment owns and operates specialized remediation equipment, including a fleet of excavators equipped with shears, pulverizers, processors, grapples, and hydraulic hammers that provide high-capacity processing of construction and demolition debris for recycling, reclamation and disposal. The Company also owns and maintains a large number of skid-steer loaders, high pressure vacuum equipment trucks, heavy-duty large-capacity loaders, off-highway hauling units and a fleet of tractor-trailers for transporting equipment and materials to and from job sites. We rent additional equipment on a project-by-project basis, which allows the Company flexibility to adjust costs to the level of project activity.

Environmental & remediation customers include general contractors, corporations, Superfund potentially responsible parties, environmental engineering and construction firms that commission projects, and state and local government agencies. This segment benefits from successful relationships with certain customers in the general contracting and environmental engineering industries. In 2013, one of the environmental & remediation segment’s customers was responsible for approximately 55% of the environmental & remediation segment’s annual revenues; however, we do not believe that the loss of this customer would have a material adverse effect on Great Lakes as a whole. As of September 30, 2014, our total environmental & remediation segment backlog was approximately $21 million, excluding contributions from the acquisition of Magnus.

Terra. On December 31, 2012, the Company acquired the assets and assumed certain liabilities of Terra, a respected provider of a wide variety of essential services for environmental, maintenance and infrastructure-related applications headquartered in Kalamazoo, Michigan, for a purchase price of approximately $26 million.

Magnus. On November 4, 2014, the Company acquired all of the outstanding capital stock of Magnus, a leading provider of geotechnical and environmental solutions in the Western United States headquartered outside of Sacramento and with regional offices in Dallas, Denver and Seattle. Magnus has a wide range of competencies, including levee rehabilitation and repair, slurry wall construction, mine reclamation, ground stabilization and wetlands improvements. On average, Magnus’ management team members have over 20 years of experience in the geotechnical and environmental services industry. Our recent acquisition of Magnus provides the Company with a greater geographic footprint in the environmental & remediation market and a broadened suite of capabilities. We believe that Magnus and Terra have significant complementary skills that can be exported to each other’s client base.

For the year ended or as of December 31, 2013, as applicable, Magnus had revenues of $87.6 million, net income of $8.8 million and total assets of $28.1 million. In addition, the EBITDA of Magnus (as defined below under “—Reconciliations”) for the LTM period is estimated to be in the range of $12 million to $15 million. For a reconciliation of the range of EBITDA of Magnus to net income attributable to common stockholders of Magnus, as well as the reason the Company’s management believes that this measure provides useful information to investors, see “—Reconciliations” below.

In addition, the Company and a European based remediation company each own 50% of TerraSea Environmental Solutions LLC (“TerraSea”), a remediation business. TerraSea provides water and land based environmental services in the area of clean up and remediation of sediments, soil and groundwater for both marine and land based projects. The Company has begun a discussion with its joint venture partner in TerraSea regarding the winddown of operations and dissolution of the joint venture.

Environmental & Remediation Demand Drivers

The Company believes that the following factors are important drivers of the demand for its environmental & remediation services:

•	Increasing requirements for environmental services. Both the dredging and environmental & remediation businesses have experienced requests for handling contaminated sediments and soils at project sites. The Environmental Protection Agency and several state agencies began to recognize the environmental hazards posed by stored industrial byproducts near waterways. The release of regulated pollutants into major waterways, inland lakes, landfills and public lands require the use of environmental remediation to remove the contaminated sediment.

•	Government mandated remediation. The Environmental Protection Agency mandates remediation initiatives that are paid for partially or in whole by responsible parties. The capability to provide the environmental clean-up of not only the waterway, but also the processing of the contaminated sediment or any contaminated soil from other brownfield sites provides a targeted growth opportunity for Great Lakes.

Competitive Strengths

We believe the following competitive strengths have allowed us to develop and maintain our preeminent market position within the domestic dredging industry and drive revenue growth, improve margins and position us to take advantage of future growth opportunities:

•	Leading market position. We are the largest provider of dredging services in the United States, winning approximately 46% of our bid market from 2011 through 2013. Our consistent #1 position in the domestic dredging market has provided us with industry leading operational expertise, allowing us to capitalize on significant market growth opportunities and pursue adjacent markets, in which we can leverage our core competencies.

•	Favorable competitive dynamics. We benefit from certain federal statutes, including Section 27 of the Merchant Marine Act of 1920 (commonly known as the “Jones Act”) and the Foreign Dredging Act of 1906, which effectively block foreign competitors from entering the domestic dredging market, while limiting industry overcapacity and allowing us to generally maintain high utilization rates. In addition, high capital costs and fleet expansion time serve as impediments to new competitors entering the market or existing competitors wanting to quickly expand their fleets.

•	Largest and most diverse U.S. dredging fleet. Our fleet consists of 32 dredges, of which nine are deployed internationally, 19 material transportation barges, two drillboats, and numerous other support vessels and is the largest and most diverse fleet of any U.S. dredging company.

•	Proprietary and proven project costing methodologies. We have assembled an extensive database of dredging production projects and past bidding results, which has resulted in proprietary costing methodologies, providing us with an advantage in estimating and more precisely bidding on new work.

•

Major provider of environmental and remediation services. We substantially expanded the size of our environmental & remediation segment and the suite of environmental and remediation and related services that such segment can offer to customers with the acquisition of Terra in December 2012 and Magnus in November 2014. The large size of and broad array of services offered by this segment allows us to provide our customers with single-source environmental and remediation solutions suitable for both smaller and larger, more complex projects. This includes the ability to offer the substantial customer base of our dredging segment with complementary environmental and remediation services, which was accomplished in 2014 with combined product offerings of

Terra and our dredging segment to serve our clients’ needs, especially regarding the remediation of bodies of water such as polluted rivers, lakes and canals where our combined services can provide a strategic advantage. Because the U.S. environmental & remediation and related services industry is highly fragmented and is comprised mostly of small regional companies, we believe that few, if any, of our competitors enjoy these same advantages.

•	International exposure. We are the only U.S. dredger with a significant foreign presence, generally providing us with a positive natural hedge against cyclicality in domestic markets. Historically, we have operated in the Middle East, Africa, India, the Caribbean and Central America. Most recently, we have focused our efforts on opportunities in the Middle East and Brazil, in which we maintain a presence. As a percentage of revenues, foreign operations have ranged from 15% to 22% from 2011 through 2013. We have the ability to efficiently redeploy some of our U.S. vessels across the globe as demand fluctuates between U.S. and foreign markets.

•	Strong and stable backlog. Our substantial backlog of uncompleted dredging and environmental & remediation work provides us with visibility into our future performance. As of September 30, 2014, our aggregate contract backlog totaled approximately $470.6 million, excluding Magnus. This level of backlog is consistent with historical levels. We believe the backlog figures are firm, subject only to cancellation provisions contained in the various contracts. In certain circumstances (e.g., weather related, multi-staged contractor situations, etc.) projects can be delayed, however, in these circumstances the contract typically rolls forward and the revenue remains on the backlog until the project begins.

•	Strong management team. Our management team has a focused strategy aimed at leveraging our competitive strengths, enhancing operational performance and pursuing new areas of growth. Our management team is led by Jonathan Berger, our Chief Executive Officer, Mark Marinko, our Chief Financial Officer, Kyle Johnson, our Chief Operating Officer, Maryann Waryjas, our Chief Legal Officer and David Simonelli, our President of Dredging Operations.

Our Business Strategy

We intend to continue to grow contract revenues and cash flows and strengthen our competitive position worldwide by continuing to execute the following strategies:

•	Build upon our preeminent position in the U.S. dredging market. Since 2011, we have deployed approximately $73 million in growth capital expenditures and are well-positioned to cost-effectively bid on most upcoming dredging projects. We will continue to both defend this existing market position and seek to improve upon it by effectively winning new contract awards and deploying our fleet in a cost-effective manner. We are currently building a new ATB trailing suction hopper dredge that we believe will comprise the largest hopper dredge in the United States and will enable the Company to improve its overall cost position. We may continue to expand our capacity through constructing or acquiring additional vessels depending on market conditions.

•	Enhance our operating capabilities via prudent and cost-effective investments and asset management. We continue to improve proprietary costing, technical, and vessel construction and retrofitting capabilities, which have in the past resulted in increased efficiencies of dredging assets. Our practice of retrofitting our vessels has allowed us to cost-effectively improve the useful life of our fleet. In addition, many of our vessels which are stationed abroad are U.S. flagged which allows them to be redeployed to the domestic market providing us with ample flexibility as we manage our global resources.

•	Capitalize on adjacent market opportunities in our domestic markets. We are focused on exploring further diversification through expansion into additional domestic dredging services such as inland dredging, environmental dredging, and levee repair and maintenance; other international dredging markets; more U.S. state and local environmental and remediation markets; and other complementary services and businesses that enhance or support our current operations. We believe our expertise in U.S. dredging and environmental services positions us well to capitalize on opportunities to profitably grow in adjacent markets.

•	Expand our presence in foreign markets. In international markets, we target opportunities that are well suited for our equipment and where we can be competitive and profitable. Although we have experience operating in many regions of the world, we are currently focused on opportunities in the Middle East and Brazil. We believe that both of these regions offer significant growth potential and we have dedicated personnel to expand our reach within each market.

•	Pursue growth opportunities through expanding service offerings. We see potential for further integration of our dredging and environmental & remediation businesses and continually evaluate opportunities to offer additional services to our clients. The two segments of the Company have combined product offerings during 2014 to accomplish this end and serve our clients’ needs. For example, Terra has combined its environmental & remediation service offerings with rivers & lakes’ dredging, which highlights an important growth element of the Company. We have identified other upcoming projects which our management team is currently evaluating and we plan to actively pursue additional projects where we believe we can profitably expand our service offerings.

Reconciliations

Adjusted EBITDA from continuing operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. The following is a reconciliation of Adjusted EBITDA from continuing operations to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation:

Last twelve months ended September 30,
2014
(in thousands of dollars)
Non-GAAP Reconciliation
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	(19,719)
Income (loss) from discontinued operations, net of income taxes	(25,350)
Net (income) loss attributable to noncontrolling interest	481

Income from continuing operations	5,150
Adjusted for:
Accelerated maintenance expenses	—
Loss on extinguishment of debt	—
Interest expense—net	20,000
Income tax provision (benefit)	1,709
Depreciation and amortization	45,589
Gain on bargain purchase acquisition	(2,197)

Adjusted EBITDA from continuing operations	$70,251

EBITDA of Magnus

EBITDA of Magnus, as provided herein, represents net income attributable to common stockholders of Magnus, adjusted for net interest expense, income taxes and depreciation and amortization. The Company is presenting EBITDA of Magnus as an additional measure by which to allow investors to evaluate the impact of Magnus on the Company’s ability to service its indebtedness on a going forward basis. EBITDA of Magnus should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP. The following is a reconciliation of the range of EBITDA of Magnus to net income attributable to common stockholders of Magnus:

	Range of Estimated Results of Magnus for the Last twelve months ended September 30, 2014
	Lower	Upper
	(in thousands of dollars)
Non-GAAP Reconciliation
Estimated net income	$9,500	$12,000
Adjusted for estimated:
Interest expense—net	250	500
Income tax provision	—	100
Depreciation and amortization	2,250	2,400

Estimated EBITDA of Magnus	$12,000	$15,000

RISK FACTORS

The following risk factors address the material risks and uncertainties concerning our business. You should carefully consider the following risks when evaluating our business and financial condition. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows or results of operations. Should any of the following risks or uncertainties develop into actual events, such developments could have material adverse effects on our business, financial condition, cash flows or results of operations. We have grouped our Risk Factors under captions that we believe describe various categories of potential risk. For the reader’s convenience, we have not duplicated risk factors that could be considered to be included in more than one category. You should read the following risk factors in conjunction with the risk factors disclosed in Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Risks Related to Our Business

We depend on our ability to continue to obtain federal government dredging and other contracts, and are therefore impacted by the amount of government funding for dredging and other projects. A reduction in government funding for dredging or other contracts, or government cancellation of such contracts, could materially adversely affect our business operations, revenues and profits.

A substantial portion of our revenue is derived from federal government contracts, particularly dredging contracts. Revenues related to dredging contracts with federal agencies or companies operating under contracts with federal agencies and the percentage as a total of dredging revenue for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013, 2012 and 2011 were as follows:

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Federal government dredging revenue (in US $1,000)	$369,026	$225,343	$329,185	$405,434	$289,120
Percent of dredging revenue from federal government	76%	48%	51%	69%	56%

Amounts spent by the federal government on dredging and remediation are subject to the budgetary and legislative processes. We would expect the federal government to continue to improve and maintain ports as it has for many years, which will necessitate a certain level of federal spending. However, there can be no assurance that the federal government will allocate any particular amount or level of funds to be spent on dredging or remediation projects for any specified period.

In addition, potential contract cancellations, modifications, protests, suspensions or terminations may arise from resolution of these issues and could cause our revenues, profits and cash flows to be lower. Federal government contracts can be canceled at any time without penalty to the government, subject to, in most cases, our contractual right to recover our actual committed costs and profit on work performed up to the date of cancellation. Accordingly, there can be no assurance that the federal government will not cancel any federal government contracts that have been or are awarded to us. Even if a contract is not cancelled, the government may elect to not award further work pursuant to a contract. A significant reduction in government funding for dredging or remediation contracts, could materially adversely affect our business, operations, revenues and profits.

We are subject to risks related to our international dredging operations.

Revenue from foreign contracts and its percentage to total dredging revenue for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013, 2012 and 2011 were as follows:

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Foreign revenue (in US $1,000)	$85,691	$104,384	$138,436	$112,242	$77,232
Percent of dredging revenue from foreign countries	18%	22%	22%	19%	15%

The international dredging market is highly competitive and competition in the international market is dominated by four large European dredging companies, all of which operate larger equipment and fleets that are more extensive than the Company’s. In addition, there are several governmentally supported dredging companies that operate on a local or regional basis. Competing for international dredging projects requires a substantial investment of resources, skilled personnel and capital investment in equipment and technology, and may adversely affect our ability to deploy resources for domestic dredging projects.

International operations subject us to additional potential risks, including:

•	uncertainties concerning import and export license requirements, tariffs and other trade barriers;

•	political and economic instability;

•	reduced demand as a result of fluctuations in the price of oil, the primary export in the Middle East;

•	restrictions on repatriating foreign profits back to the United States;

•	difficulties in enforcing contractual rights and agreements through certain foreign legal systems;

•	requirements of, and changes in, foreign laws, policies and regulations;

•	difficulties in staffing and managing international operations without additional expense;

•	taxation issues;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	compliance with the U.S. Foreign Corrupt Practices Act;

•	currency fluctuations;

•	logistical and communication challenges; and

•	inability to effectively insure against political, cultural and economic uncertainties, including acts of terrorism, civil unrest, war or other armed conflict.

In addition, our international operations are subject to U.S. and other laws and regulations regarding operations in foreign jurisdictions. These numerous and sometimes conflicting laws and regulations include anti-boycott laws, anti-competition laws, anti-corruption laws, tax laws, immigration laws, privacy laws and accounting requirements. There is a risk that some provisions may be breached, for example through inadvertence or mistake, fraudulent or negligent behavior of individual employees, or failure to comply with certain formal documentation requirements or otherwise. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to operate in one or more countries, and could have a material adverse effect on our business, results of operations or financial condition. In addition, military action or continued unrest in the Middle East could affect the safety of our personnel in the region and significantly increase the costs of, or disrupt our operations in, the region and could have a material adverse effect on our business, operating results, cash flows or financial condition.

A significant portion of our international revenue is earned from large, single customer contracts.

The Company earns significant revenue from governmental entities in the Middle East. Revenue from foreign projects has been concentrated in Bahrain and primarily with the government of Bahrain which comprised 9%, 19%,15%, 71% and 61% of our foreign dredging revenues in the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011, respectively. In 2013, a large, single customer contract was signed in Qatar with a local government entity. This contract represented 2%, 33% and 34% of the Company’s foreign dredging revenue from all sources in the nine months ended September 30, 2014 and 2013 and the year ended December 31, 2013, respectively. The Company continues to maintain significant equipment in the Middle East region and continues to pursue additional contracts in the region.

Certain factors have occurred suggesting that future revenues from projects with governments in the Middle East could decrease. The contraction in the Middle East real estate market has slowed the rate of the region’s infrastructure development. If our commercial relationship with Bahrain or Qatar is terminated, the Company’s international revenues would be materially and adversely impacted. If the government of Bahrain or Qatar further curtails its infrastructure investment or diversifies its use of dredging vendors, our revenue from these customers could decline further.

Bahrain continues to experience civil unrest and political protests that could result in governmental instability. In response thereto, the government of Bahrain may institute measures, such as a national curfew, that may impact our ability to execute on projects in Bahrain. It is uncertain whether civil unrest will continue, whether the current protests and other activities may lead to any meaningful government changes, and what restrictions, if any, the Bahrain government may establish. In addition, such events may affect the Bahrain government’s plans for infrastructure investment. If the government changes or significant restrictions are established, our Bahrain dredging operations, including the value of our assets related to such operations, may be adversely affected.

Other Middle East governments have national dredging companies or have significant history with competitive dredging vendors other than the Company. The Company could lose future contracts for work in the Middle East to these competitors or could be forced to accept lower margins on contracts in order to utilize the equipment that is in the Middle East. In addition, the Company may be forced to shrink the workforce in place or relocate dredging assets from this region in reaction to lower contract earnings. Lower utilization, workforce reductions or asset relocations could have a material adverse effect on our business, operating results, cash flows or financial condition.

The Company earns significant revenue from another large, single customer foreign contract. The contract is with another dredging company and is subject to terms that limit our ability to control the operations affecting the profitability of the Company’s contract. The expected revenue and profit on this contract is subject to material changes based upon the actual time and costs incurred to perform the work and the realization of contract incentives which may be outside the Company’s control. Changes in the estimated profitability of this contract may have a material effect on the Company’s operating results, cash flows or financial condition until the project is completed, which is expected in 2015.

The amount of our estimated backlog is subject to change and not necessarily indicative of future revenues.

Our contract backlog represents our estimate of the revenues that we will realize under the portion of the contracts remaining to be performed. For dredging contracts these estimates are based primarily upon the time and costs required to mobilize the necessary assets to and from the project site, the amount and type of material to be dredged and the expected production capabilities of the equipment performing the work. For demolition and remediation contracts, these estimates are based on the time and remaining costs required to complete the project relative to total estimated project costs and project revenues agreed to with the customer. However, these estimates are necessarily subject to variances based upon actual circumstances. From time to time, changes in project scope may occur with respect to contracts reflected in our backlog and could reduce the dollar amount of our backlog and the timing of the revenue and profits that we actually earn. Projects may remain in our backlog for an extended period of time because of the nature of the project and the timing of the particular services or equipment required by the project.

Because of these factors, as well as factors affecting the time required to complete each job, backlog is not necessarily indicative of future revenues or profitability. In addition, a significant amount of our dredging backlog (75% as of December 31, 2013 and 53% as of September 30, 2014) relates to federal government contracts, which can be canceled at any time without penalty to the government, subject, in most cases, to our contractual right to recover our actual committed costs and profit on work performed up to the date of cancellation.

Below is our dredging backlog from federal government contracts as of September 30, 2014 and 2013 and December 31, 2013, 2012, and 2011 and the percentage of those contracts to total backlog as of the same date.

	As of September 30,		As of December 31,
	2014	2013	2013	2012	2011
Federal government dredging backlog (in US $1,000)	$236,944	$353,429	$385,141	$85,675	$234,830
Percentage of dredging backlog from federal government	53%	69%	75%	22%	74%

In addition, as of September 30, 2014 and December 31, 2013, respectively, 12% and 17% of our total backlog relates to a single customer in an international market. Our contract with this customer has certain contractual rights that, if invoked, limit our scope in the project.

The termination, modification or suspension of projects currently in backlog could have a material adverse effect on our financial condition, business, operations and profits.

Our current business strategy includes acquisitions which present certain risks and uncertainties. There are integration and consolidation risks associated with our acquisitions. Future acquisitions, in addition to the recent acquisition of Magnus, may result in significant transaction expenses, unexpected liabilities and risks associated with entering new markets, and we may be unable to profitably operate these businesses.

We seek business acquisition activities as a means of broadening our offerings and capturing additional market opportunities by our business units. We may be exposed to certain additional risks resulting from these activities. Acquisitions may expose us to operational challenges and risks, including:

•	the effects of valuation methodologies which may not accurately capture the value proposition;

•	the failure to integrate acquired businesses into our operations with the efficiency and effectiveness initially expected resulting in a potentially significant detriment to the associated business line’s financial results and our operations as a whole;

•	the management of the growth resulting from acquisition activities;

•	the inability to capitalize on expected synergies;

•	the assumption of liabilities of an acquired business (for example, litigation, tax liabilities, environmental liabilities); including liabilities that were contingent or unknown at the time of the acquisition that pose future risks to our working capital needs, cash flows and the profitability of related operations;

•	the assumption of unprofitable projects that pose future risks to our working capital needs, cash flows and the profitability of related operations;

•	the risks associated with entering new markets;

•	diversion of management’s attention from our existing business;

•	failure to retain key personnel, customers or contracts of any acquired business;

•	potential adverse effects on our ability to comply with covenants in our existing debt financing;

•	potential impairment of acquired intangible assets; and

•	additional debt financing, which may not be available on attractive terms.

We may not have the appropriate management, financial or other resources needed to integrate any businesses that we acquire. Any future acquisitions may result in significant transaction expenses and unexpected liabilities.

For example, as a result of our completion of the acquisition of Magnus, we are subject to many of the challenges and risks outlined above, including being subject to the risks and uncertainties associated with Magnus’s business and the incurrence of indebtedness to fund the Magnus acquisition. Moreover, although we completed the Magnus acquisition because we believe that it will be beneficial to us and our stockholders, there is no assurance that we will be able to integrate the operations of Magnus into our operations and achieve these benefits without encountering unexpected difficulties, including unanticipated costs, difficulty in retaining customers, challenges associated with information technology integration and failure to retain key employees.

We may not obtain the expected benefits of the Magnus Acquisition, which could have a negative impact on our financial results or liquidity.

There could be delays, disruptions or other unexpected challenges that arise in connection with our integration of Magnus which could make it difficult to realize the expected benefits of the Magnus Acquisition. We currently have a substantial amount of indebtedness, and if Magnus does not generate the earnings or cash flow we expect, our liquidity and ability to continue to service our indebtedness could be adversely impacted. The historical financial information related to Magnus included elsewhere herein is based upon financial information that we received from Magnus in connection with the acquisition, including audited financial statements as of and for the fiscal year ending December 31, 2013 and unaudited financial statements as of and for the nine month periods ended September 30, 2014 and 2013, which financial statements have not been audited, reviewed or the subject of other procedures by the independent registered public accountants of the Company. There can be no assurance that there are not errors in such financial information or financial statements, or that such errors may not be material, or that we may not discover information that could affect our expectations of Magnus’s ability to generate earnings and cash flow on a going forward basis. If such errors do exist, or if Magnus’s future results are different from the historical results provided to us by Magnus, our results of operations or liquidity could be adversely affected.

We may in the future incur liabilities in connection with the disposition of our historical demolition business.

On April 24, 2014, the Company announced that it had completed the sale of its historical demolition business. In connection with the sale, the Company retained responsibility for various pre-closing liabilities and obligations and may incur costs and expenses related to these items and asset recoveries. It is possible that claims, which could be material, could be made against the Company pursuant to the agreement pursuant to which the Company’s historical demolition business was sold. Although the Company has concluded that no withdrawal liability with respect to multiemployer pension plans in which the subsidiaries in the historic demolition business participated was incurred as a result of the disposition, nevertheless, it is possible that such withdrawal liability, which could be material, could be incurred as a result of subsequent events, beyond the Company’s control, relating to the entities that formerly comprised the historical demolition business.

Our business could suffer in the event of a work stoppage by our unionized labor force.

We are a party to numerous collective bargaining agreements in the U.S. that govern our industry’s relationships with our unionized hourly workforce. However, two unions represent approximately 70% of our hourly dredging employees—the International Union of Operating Engineers (“IUOE”), Local 25 and the Seafarers International Union. The Company’s contracts with IUOE, Local 25 expire in September 2015 and September 2016, and the Company’s contracts with the Seafarers International Union expire in February 2015. The inability to successfully renegotiate contracts with these unions as they expire, or any future strikes, employee slowdowns or similar actions by one or more unions could have a material adverse effect on our ability to operate our business.

Risks Related to our Financing Arrangements

Covenants in our financing arrangements limit, and other future financing agreements may limit, our ability to operate our business.

That certain senior revolving credit agreement (as amended, the “Credit Agreement”) among the Company and certain financial institutions from time to time party thereto as lenders, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, Bank of America, N.A., as Syndication Agent and PNC Bank, National Association, BMO Harris Bank N.A. and Fifth Third Bank, as Co-Documentation Agents, governing our senior revolving credit facility, the indenture governing our senior notes, that certain Loan and Security Agreement by and among the Company, as borrower, Great Lakes Dredge & Dock Company, LLC, a wholly owned subsidiary of the Company, as Guarantor, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, governing our term loan in an aggregate principal amount of $50 million (the “Term Loan Facility”) and any of our other future financing agreements, may contain covenants imposing operating and financial restrictions on our business.

For example, the Credit Agreement requires us to satisfy certain net leverage and fixed charge coverage ratios. If we fail to meet or satisfy any of these covenants (after applicable cure periods), we would be in default and the lenders (through the administrative agent or collateral agent, as applicable) could elect to declare all amounts outstanding to be immediately due and payable, enforce their interests in the collateral pledged and restrict our ability to make additional borrowings, as applicable. The covenants and restrictions in the Credit Agreement, the indenture and the Term Loan Facility, subject to specified exceptions and to varying degrees, restrict our ability to, among other things:

•	incur additional indebtedness;

•	create, incur, assume or permit to exist any liens;

•	enter into sale and leaseback transactions;

•	make investments, loans and advancements; merge or consolidate with, or dispose of all or substantially all assets to, a third party;

•	sell assets;

•	make acquisitions;

•	pay dividends;

•	enter into transactions with affiliates;

•	prepay other indebtedness; and

•	issue capital stock.

These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our results of operations, cash flows or financial condition.

PROPERTIES

The Company owns or leases the properties described below. The Company believes that its existing facilities are adequate for its operations.

The Company’s headquarters are located at 2122 York Road, Oak Brook, Illinois 60523, with approximately 64,275 square feet of office space that it leases with a term expiring in 2019. As of September 30, 2014 the Company owns or leases the following additional facilities:

Dredging

Location	Type of Facility	Size		Leased or Owned
Staten Island, New York	Yard	4.4	Acres	Owned
Morgan City, Louisiana	Yard	6.4	Acres	Owned
Norfolk, Virginia	Yard	15.3	Acres	Owned
Green Cove Springs, Florida	Yard	8.5	Acres	Leased
Norfolk, Virginia	Yard	5.0	Acres	Leased
Chickasaw, AL	Yard	2.0	Acres	Leased
Chesapeake, VA	Storage	2.5	Acres	Leased
Kingwood, Texas	Office	750	Square feet	Leased
Cape Girardeau, Missouri	Office	726	Square feet	Leased
Cape Girardeau, Missouri	Storage	7,200	Square feet	Leased
Cape Girardeau, Missouri	Yard	18.4	Acres	Leased
Little Rock, Arkansas	Yard	7.0	Acres	Leased

Environmental & Remediation

Location	Type of Facility	Size		Leased or Owned
Billerica, Massachusetts	Office	10,400	Square feet	Leased
Kalamazoo, Michigan*	Office	6,758	Square feet	Leased
Kalamazoo, Michigan*	Office	3,600	Square feet	Leased
Kalamazoo, Michigan*	Storage	12.0	Acres	Leased
Kalkaska, Michigan	Office	8,200	Square feet	Leased
Kalkaska, Michigan	Yard	7.0	Acres	Leased
Manistee, Michigan	Office	3,400	Square feet	Leased
Romulus, Michigan	Office	35,250	Square feet	Leased
Romulus, Michigan	Yard	40,000	Square feet	Leased
Grand Rapids, Michigan	Storage	7,500	Square feet	Leased
Cushing, Oklahoma	Office	1,200	Square feet	Leased
Philadelphia, Pennsylvania	Office	4,106	Square feet	Leased
San Antonio, Texas	Storage	6,000	Square feet	Leased

*	The environmental & remediation segment leases the Kalamazoo, Michigan facilities from the President of Terra Contracting Services, LLC who was also the former owner of Terra Contracting, LLC, pursuant to leases expiring in 2015. See Note 13 to the Company’s consolidated financial statements for the years ended December 31, 2013, 2012 and 2011 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

LEGAL PROCEEDINGS

On March 19, 2013, the Company and three of its current and former executives were sued in a securities class action in the Northern District of Illinois captioned United Union of Roofers, Waterproofers & Allied Workers Local Union No. 8 v. Great Lakes Dredge & Dock Corporation et al., Case No. 1:13-cv-02115. The lawsuit, which was brought on behalf of all purchasers of the Company’s securities between August 7, 2012 and March 14, 2013, primarily alleges that the defendants made false and misleading statements regarding the recognition of revenue in the demolition segment and with regard to the Company’s internal control over financial reporting. This suit was filed following the Company’s announcement on March 14, 2013 that it would restate its second and third quarter 2012 financial statements. Two additional, similar lawsuits captioned Boozer v. Great Lakes Dredge & Dock Corporation et al., Case No. 1:13-cv-02339, and Connors v. Great Lakes Dredge & Dock Corporation et al., Case No. 1:13-cv-02450, were filed in the Northern District of Illinois on March 28, 2013, and April 2, 2013, respectively. These three actions were consolidated and recaptioned In re Great Lakes Dredge & Dock Corporation Securities Litigation, Case No. 1:13-cv-02115, on June 10, 2013. The plaintiffs filed an amended class action complaint on August 9, 2013, which the defendants moved to dismiss on October 8, 2013. After briefing and oral argument by the parties, the court entered an order on October 21, 2014 denying that motion to dismiss. The parties have reached an agreement in principle to settle this action. Once finalized, the settlement will be presented to the court for preliminary approval. The settlement will be paid for by insurance.